Exhibit 23.1

July 14, 2006

Target Corporation
1000 Nicollet Mall
Minneapolis, MN 55403

Ladies and Gentlemen:

Reference is made to the Prospectus Supplement dated July 14, 2006 relating to the Target Corporation 5.875% Notes due 2016 (the “Prospectus Supplement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. We hereby consent to the inclusion of our opinion and to the reference to us under the heading “Certain U.S. Federal Tax Considerations” in the Prospectus Supplement.

Very truly yours,

/s/ Faegre & Benson LLP

FAEGRE & BENSON LLP